UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2011
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
     On June 14, 2011, Alleghany Corporation’s recently established indirect, wholly owned subsidiary, Stranded Oil Resources Corporation (“SORC”), entered into agreements, including a license agreement (the “License Agreement”) and a management services agreement (the “MSA”) with Laredo Oil, Inc. (“Laredo”), a Delaware corporation headquartered in Austin, Texas. Pursuant to such agreements, SORC will seek to recover stranded crude oil from mature, declining oil fields by using an enhanced oil recovery method known as underground gravity drainage (“UGD”). The initial funding commitment by Alleghany to SORC with respect to the UGD opportunity, subject to various conditions including certain milestones, is $16.0 million which can be increased by the SORC Board of Directors in its sole discretion.
     Under the License Agreement, Laredo will receive an interest in SORC’s net profits (as defined in the License Agreement) (the “Royalty”) which will range from 17.25 percent to 19.99 percent as consideration for an exclusive license to use and exploit certain know-how and intellectual property relating to the UGD recovery method it granted to SORC. Additionally, in the event of an initial public offering of SORC or other defined corporate event, Laredo will receive a minimum of 17.25 percent, but not more than 19.99 percent, of the SORC common equity or proceeds emanating from the event in exchange for termination of the Royalty. Pursuant to the MSA, Laredo will provide to SORC the services of key employees, including Mark See, Chief Executive Officer of Laredo, in consideration for monthly and quarterly management service fees payable to Laredo by SORC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: June 20, 2011	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and chief financial officer

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